                                   CREDIT AGREEMENT



                            DATED AS OF SEPTEMBER 25, 1996


                         SAFEGUARD HEALTH ENTERPRISES, INC.,
                                A DELAWARE CORPORATION


                                         AND


                            BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION

                                  TABLE OF CONTENTS



                                                                           Page
                                                                           ----


1.  DEFINITIONS AND FINANCIAL REQUIREMENTS . . . . . . . . . . . . . . . .   1
    1.1     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     FINANCIAL REQUIREMENTS . . . . . . . . . . . . . . . . . . . .   6
    1.3     OTHER INTERPRETIVE PROVISIONS. . . . . . . . . . . . . . . . .   6

2.  CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.1     REVOLVING ACQUISITION FACILITY . . . . . . . . . . . . . . . .   7
    2.2     REVOLVING WORKING CAPITAL FACILITY . . . . . . . . . . . . . .   9
    2.3     RATES OF INTEREST. . . . . . . . . . . . . . . . . . . . . . .   9
    2.4     INTEREST RATE PROTECTION . . . . . . . . . . . . . . . . . . .  11
    2.5     MANDATORY PAYMENT. . . . . . . . . . . . . . . . . . . . . . .  11

3.  TAXES, YIELD PROTECTION AND ILLEGALITY . . . . . . . . . . . . . . . .  11
    3.1     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.2     ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    3.3     INCREASED COSTS AND REDUCTION OF RETURN. . . . . . . . . . . .  12
    3.4     FUNDING LOSSES . . . . . . . . . . . . . . . . . . . . . . . .  12
    3.5     INABILITY TO DETERMINE RATES . . . . . . . . . . . . . . . . .  13
    3.6     SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

4.  FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    4.1     FACILITY FEE . . . . . . . . . . . . . . . . . . . . . . . . .  13
    4.2     COMMITMENT FEE . . . . . . . . . . . . . . . . . . . . . . . .  13
    4.3     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

5.  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    5.1     PROPERTY PLEDGED . . . . . . . . . . . . . . . . . . . . . . .  13
    5.2     STOCK PLEDGE . . . . . . . . . . . . . . . . . . . . . . . . .  14

6.  EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS . . . . . . .  14
    6.1     PROCEDURE FOR BORROWING. . . . . . . . . . . . . . . . . . . .  14
    6.2     REQUEST FOR BORROWING. . . . . . . . . . . . . . . . . . . . .  14
    6.3     CONVERSION AND CONTINUATION ELECTIONS. . . . . . . . . . . . .  15
    6.4     DISBURSEMENTS AND PAYMENTS . . . . . . . . . . . . . . . . . .  15
    6.5     BRANCH ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . .  15
    6.6     EVIDENCE OF INDEBTEDNESS . . . . . . . . . . . . . . . . . . .  15
    6.7     DIRECT DEBIT (PRE-BILLING) . . . . . . . . . . . . . . . . . .  16
    6.8     DIRECT DEBIT (REVOLVING WORKING CAPITAL FACILITY). . . . . . .  16
    6.9     INTEREST CALCULATION . . . . . . . . . . . . . . . . . . . . .  16
    6.10    LATE PAYMENTS; COMPOUNDING . . . . . . . . . . . . . . . . . .  17
    6.11    DEFAULT RATE . . . . . . . . . . . . . . . . . . . . . . . . .  17

7.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . .  17
    7.1     CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK. . . . . . . . . .  17
    7.2     ADDITIONAL CONDITIONS TO EXTENSION OF CREDIT FOR THE AMERICAN
            ACQUISITION

            AND THE TRC ACQUISITION. . . . . . . . . . . . . . . . . . . .  20
    7.3     CONDITIONS TO EACH EXTENSION OF CREDIT FOR THE PERMITTED
            ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  20
    7.4     CONDITION TO EACH EXTENSION OF CREDIT UNDER REVOLVING WORKING
            CAPITAL FACILITY . . . . . . . . . . . . . . . . . . . . . . .  20

8.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . .  20
    8.1     ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . .  21
    8.2     NO CONFLICTS . . . . . . . . . . . . . . . . . . . . . . . . .  21
    8.3     ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . . . . .  21
    8.4     GOOD STANDING. . . . . . . . . . . . . . . . . . . . . . . . .  21
    8.5     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . .  21
    8.6     TITLE TO PROPERTIES. . . . . . . . . . . . . . . . . . . . . .  21
    8.7     PERMITS, FRANCHISES. . . . . . . . . . . . . . . . . . . . . .  21
    8.8     PERFECTED SECURITY INTEREST IN COLLATERAL. . . . . . . . . . .  21
    8.9     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    8.10    NO EVENT OF DEFAULT. . . . . . . . . . . . . . . . . . . . . .  22
    8.11    OTHER OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . .  22
    8.12    INFORMATION SUBMITTED. . . . . . . . . . . . . . . . . . . . .  22
    8.13    NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . .  22
    8.14    ERISA PLAN COMPLIANCE. . . . . . . . . . . . . . . . . . . . .  22
    8.15    LOCATION OF BORROWER . . . . . . . . . . . . . . . . . . . . .  23

9.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .  23
    9.1     NOTICE OF CERTAIN EVENTS . . . . . . . . . . . . . . . . . . .  23
    9.2     FINANCIAL AND OTHER INFORMATION. . . . . . . . . . . . . . . .  23
    9.3     BOOKS, RECORDS, AUDITS AND INSPECTIONS . . . . . . . . . . . .  25
    9.4     INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    9.5     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . .  25
    9.6     ADDITIONAL ACTS. . . . . . . . . . . . . . . . . . . . . . . .  25
    9.7     MINIMUM LIQUIDITY. . . . . . . . . . . . . . . . . . . . . . .  25
    9.8     MAXIMUM TOTAL LIABILITIES TO TANGIBLE NET WORTH. . . . . . . .  26
    9.9     MINIMUM FIXED CHARGE COVERAGE RATIO. . . . . . . . . . . . . .  26
    9.10    OUT-OF-DEBT REQUIREMENT. . . . . . . . . . . . . . . . . . . .  27
    9.11    USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . .  27
    9.12    EXISTENCE AND PROPERTIES . . . . . . . . . . . . . . . . . . .  27
    9.13    CHANGE IN NAME, STRUCTURE OR LOCATION. . . . . . . . . . . . .  27

10. NEGATIVE COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . .  27
    10.1    OTHER INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . .  28
    10.2    LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    10.3    CAPITAL ASSETS . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.4    ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.5    DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.6    LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.7    LOSSES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.8    CHANGE OF CONTROL. . . . . . . . . . . . . . . . . . . . . . .  29
    10.9    SALES AND LEASEBACKS . . . . . . . . . . . . . . . . . . . . .  29
    10.10   LIQUIDATIONS AND MERGERS . . . . . . . . . . . . . . . . . . .  29
    10.11   SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . .  29
    10.12   BUSINESS ACTIVITIES. . . . . . . . . . . . . . . . . . . . . .  29

11. EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .  30

12. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    12.1    SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . .  32
    12.2    CONSENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . .  32
    12.3    GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . .  32
    12.4    ADMINISTRATION COSTS . . . . . . . . . . . . . . . . . . . . .  32
    12.5    ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . .  32
    12.6    INTEGRATION. . . . . . . . . . . . . . . . . . . . . . . . . .  32
    12.7    PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . .  32
    12.8    INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . .  33
    12.9    HAZARDOUS WASTE INDEMNIFICATION. . . . . . . . . . . . . . . .  33
    12.10   ARBITRATION; REFERENCE PROCEEDING. . . . . . . . . . . . . . .  33
    12.11   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    12.12   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . .  34
    12.13   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . .  34

EXHIBITS

EXHIBIT A -  COMPLIANCE CERTIFICATE

                                   CREDIT AGREEMENT


    This Credit Agreement ("Agreement") is entered into as of September 25, 1996, between Bank of America National Trust and Savings Association ("Bank") and Safeguard Health Enterprises, Inc., a Delaware corporation ("Borrower").

1.  DEFINITIONS AND FINANCIAL REQUIREMENTS.

    1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes hereof:

    "Acquisitions" means the American Acquisition, the Permitted Acquisitions and the TRC Acquisition.

    "Agreement" means this Credit Agreement.

    "American" means First American Dental Benefits, Inc., a Texas corporation, dba American Dental Corporation.

    "American Acquisition" means the acquisition by Borrower of all of the issued and outstanding capital stock of American.

    "Availability Period" means the period commencing on the date of this Agreement and ending on the Maturity Date.

    "Banking Day" means with respect to advances bearing interest rates at the LIBOR Rate, a day, excluding Saturdays and Sundays, on which Bank is open for business in California and is dealing in offshore dollars in the London inter-bank market. With respect to all other amounts payable under this Agreement, a "Banking Day" means a day other than a Saturday or a Sunday on which Bank is open for business in California.

    "Borrowing Date" means any date on which an advance is made under Sections
2.1 and 2.2 of this Agreement.

    "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other governmental authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of a bank or of any organization controlling a bank.

    "Cash Flow" means, for any fiscal period, net income, plus tax expense, plus depreciation, plus non-cash amortization, plus amortization expense arising from any covenants not to compete, plus interest expense, less extraordinary income/gains, minus gains (or plus losses) on fixed asset sales, minus cash taxes payable, minus cash paid for stock repurchases, and minus non-financed and non-acquisition capital expenditures.

    "Closing Date" means the date on which all of the conditions precedent set forth in Sections 7.1 and 7.2 are satisfied or waived by Bank.

    "Collateral" means the personal property described in the Collateral Agreements.

    "Collateral Agreements" means the security agreement(s) and/or pledge agreement(s) required under Section 5 of this Agreement.

    "Compliance Certificate" means a certificate substantially in the form of Exhibit A.

    "Consideration" means cash paid, funded debt incurred, the market value of any shares of the capital stock of Borrower issued to a seller, assumed liabilities, excluding normal payables and accruals, and the present value of amounts paid by Borrower in connection with any covenants not to compete, if any, discounted at Reference Rate, in connection with a Permitted Acquisition.

    "Credit Limit" means the amount of Thirty Million Dollars ($30,000,000), which represents the total of the Revolving Acquisition Credit Limit and the Revolving Working Capital Credit Limit.

    "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

    "EBITA" means net income plus interest expense, plus taxes, plus amortization, plus losses and minus gains on the sale of fixed assets and minus extraordinary income and gains computed for Borrower on a consolidated basis.

    "EBITDA" means net income plus interest expense, plus taxes, plus depreciation plus amortization, plus losses and minus gains on the sale of fixed assets and minus extraordinary income and gains computed for Borrower on a consolidated basis.

    "Equity Prepayment" means the reduction in the commitment of the Bank under the Revolving Acquisition Facility described in Section 2.1(b)(ii)(2) of this Agreement.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

    "Event of Default" means any of the events or circumstances specified in
Section 11 of this Agreement.

    "Fixed Charges" means the sum of gross interest expense, plus payments in connection with any covenants not to compete obtained in connection with a Permitted Acquisition, plus scheduled principal payments on all indebtedness including, but not limited to, payments under capital leases and the amounts as stated under Sections 2.1(b)(ii)(1) and 9.9(a) of this Agreement.

    "GAAP" means generally accepted accounting principals set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "LIBOR Rate" means, for LIBOR Rate Interest Periods, the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the LIBOR Rate Interest Period.)

          LIBOR Rate =           London Rate
                           ---------------------------
                           (1.00 - Reserve Percentage)

          (a) "London Rate" means the interest rate at which Bank's London Branch, London, Great Britain, would offer U.S. Dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) Banking Days before the commencement of the interest period.

          (b) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

    "LIBOR Rate Interest Period" means, for any extension of credit bearing interest at the LIBOR Rate, the period commencing on the date of the interest rate designation and ending from two (2) weeks to six (6) months thereafter, as requested by Borrower.

    "LIBOR Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the rate related to the LIBOR Rate.

    "Loan Documents" means this Agreement and all other documents required to be executed and delivered to Bank in connection with this Agreement.

    "Material Adverse Change" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Borrower or Borrower and its Material Subsidiaries, taken as a whole, or as to any Material Subsidiary, (b) a material impairment of the ability of Borrower to perform under any Loan Document and to avoid any Event of Default, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document.

    "Material Subsidiary" means Safeguard Health Plans, Inc., a California corporation, SafeHealth Life Insurance Company, a California corporation, Safeguard Health Plans, Inc., a Texas corporation, American Dental and TRC, and includes, without limitation, any Subsidiary whose net revenues, at any time, represent ten percent (10%) or more of the consolidated revenues of Borrower.

    "Maturity Date" means March 31, 2002.

    "Metroplex Dental" means contracts assigned to American pursuant to the Assignment and Assumption Agreement dated September 26, 1996.

    "Minimum Fixed Charge Coverage Ratio" means the ratio of Cash Flow to Fixed

Charges.

    "Permitted Acquisition" means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition or purchase of the assets, business or securities of a Person ("Target"), provided:

          (a) Such acquisition or purchase has been approved by the board of directors or similar governing body of the Target;

          (b) The Consideration paid through the Maturity Date for any such acquisition or purchase does not, when added to the total Consideration paid in connection with earlier Permitted Acquisitions, exceed Five Million Dollars ($5,000,000), plus the net proceeds received by Borrower in respect of the issuance and sale of shares of its capital stock, less the amount of any Equity Prepayment, up to a maximum of Ten Million Dollars ($10,000,000);

          (c) The indebtedness of the Target will not, when assumed by Borrower and added to the outstanding indebtedness of Borrower, violate any of the financial covenants contained in Section 9 below;

          (d) The Target is engaged in the same or a similar line of business as Borrower or any Subsidiary;

          (e) No contingent liability is assumed by Borrower or any Subsidiary;

          (f) The Target has a positive trailing four quarter EBITA, computed in accordance with GAAP consistently applied;

          (g) The acquisition complies in all material respects with all applicable requirements of law of Governmental Authorities having jurisdiction over the transaction and Borrower;

          (h) Financial statements of the Target, as of the most recently ended fiscal year have been audited by a "Big Six" CPA firm, or another nationally recognized CPA firm which is acceptable to Bank;

          (i) The transaction does not involve the incurrence of debt by a Subsidiary;

          (j) Seller financing incurred by Borrower plus the assumption of funded debt by Borrower or Target does not exceed One Million Dollars ($1,000,000); provided that any debt incurred by Borrower must be unsecured, or in the case of assumed debt, secured solely by the specific fixed assets financed, as evidenced by copies of lien searches and filings submitted to Bank;

          (k) Bank receives a Compliance Certificate executed by a Responsible Officer certifying that after taking into consideration the Permitted Acquisition, Borrower is in compliance with all financial covenants listed on Section 9 of this Agreement, and Borrower and Target are in compliance with all financial responsibility and other material requirements of Governmental Authorities having jurisdiction over Borrower and Target; and

          (l) Bank receives and finds acceptable a summary of sources and uses of funds for the acquisition.

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, or joint venture.

    "Reference Rate" means the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its reference rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.
Bank may price loans at, above or below the Reference Rate.

    "Reference Rate Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is payable at the Reference Rate.

    "Responsible Officer" means the chief executive officer or president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of Borrower, or any other officer having substantially the same authority and responsibility.

    "Revolving Acquisition Credit Limit" means the amount of Twenty-Two Million Dollars ($22,000,000).

    "Revolving Acquisition Facility" means the line of credit described in
Section 2.1 of this Agreement.

    "Revolving Credit Facilities" means the Revolving Acquisition Facility and the Revolving Working Capital Facility.

    "Revolving Working Capital Credit Limit" means the amount of Eight Million Dollars ($8,000,000).

    "Revolving Working Capital Facility" means the line of credit described in
Section 2.2 of this Agreement.

    "Selling Shareholders" means James L. Davenport, D.D.S., Martin Rinker, D.D.S. and William N. Rees, Jr.

    "Subsidiary" or "Subsidiaries" means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock, membership interests or other equity interests is owned or controlled, directly or indirectly, by Borrower.

    "Tangible Net Worth" means the gross book value of the assets of Borrower (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles, and monies due from affiliates, officers, directors or shareholders of Borrower) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

    "Total Funded Debt" means all indebtedness for borrowed money, including, but not limited to, outstanding debt under the Bank credit facilities, seller notes, non-compete agreements, purchase money agreements, and lease agreements.

    "Total Liabilities" means all liabilities of Borrower defined in accordance with GAAP.

    "TRC" means T.R.C. Agency, Inc., a Texas corporation.

    "TRC Acquisition" means the acquisition by Borrower of all of the issued and outstanding capital stock of TRC.

    1.2 FINANCIAL REQUIREMENTS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with GAAP.

    1.3   OTHER INTERPRETIVE PROVISIONS.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".

          (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

          (e) The Loan Documents are the result of negotiations between, and have been reviewed by counsel to, Bank and Borrower, and are the products of both parties. Accordingly, they shall not be construed against Bank merely because of Bank's involvement in their preparation.

2.  CREDIT FACILITIES.

    2.1 REVOLVING ACQUISITION FACILITY. From time to time during the Availability Period, Bank, on a revolving basis, will make advances to Borrower as provided herein. The total of all advances, may not exceed at any one time the amount provided herein.

          (a)  ADVANCES UNDER REVOLVING ACQUISITION FACILITY.

               (i) TOTAL ADVANCES. The total of all advances outstanding at any one time under the Revolving Acquisition Facility may not exceed the Revolving Acquisition Credit Limit;

               (ii) INITIAL ADVANCE. The initial advance under the Revolving Acquisition Facility (the "Initial Advance") shall be for an amount not to exceed Nineteen Million Dollars ($19,000,000);

               (iii) USE OF PROCEEDS. Borrower shall use the proceeds of the Initial Advance to concurrently finance the American Acquisition and the TRC Acquisition; and

               (iv) PERMITTED ACQUISITIONS. The balance of the Revolving Acquisition Credit Limit, including amounts available under the Revolving Acquisition Credit Facility shall be used by Borrower solely to finance Permitted Acquisitions.

          (b)  REPAYMENT.

               (i)   INTEREST PAYMENTS.  Except as provided in
    Section 2.3(b)(iii) below, interest on advances under the Revolving Acquisition Facility shall be due and payable on a monthly basis commencing on the last day of the month following the Closing Date and continuing through the Maturity Date; provided, that in the event the Closing Date falls on or after the twentieth (20th) day of a month, interest payments will commence on the last day of the next succeeding month;

               (ii)  REVOLVING ACQUISITION CREDIT LIMIT REDUCTIONS.

                     (1) QUARTERLY REDUCTIONS. On the last day of every calendar quarter, commencing June 30, 1997, the Revolving Acquisition Credit Limit shall be reduced by the amounts set forth below:

                     Period                      Amount
                     ------                      ------

               On June 30, 1997                  $500,000

               On September 30, 1997
               and December 31, 1997             $750,000 per quarter

               From March 31, 1998
               through December 31, 1998         $875,000 per quarter

               From March 31, 1999
               through December 31, 2001         $1,000,000 per quarter

               On March 31, 2002                 $1,500,000

                     (2) EQUITY PREPAYMENT. The Revolving Acquisition Credit Limit shall be automatically reduced by an amount equal to fifty percent (50%) of the net proceeds received by Borrower from any issuance and sale of shares of its capital stock ("Equity Prepayment") up to a maximum reduction in the Revolving Acquisition Credit Limit of Ten Million Dollars ($10,000,000);

                             (3) STEP DOWN. The Revolving Acquisition Credit Limit shall be automatically reduced by Three Million Dollars ($3,000,000) on September 30, 1998 ("Principal Reduction"); provided, however, that the reduction required under this subsection (3) shall not be required if on or before September 30, 1998, the Revolving Acquisition Credit Limit has been reduced by at least Three Million Dollars ($3,000,000) as a result of Equity Prepayment(s);

                             (4)  VOLUNTARY PREPAYMENTS.  The Revolving
          Acquisition Credit Limit shall not be reduced by voluntary prepayments made by Borrower; and

                             (5) FINAL PAYMENT. Borrower shall repay the entire unpaid balance of advances under the Revolving Acquisition Facility, including accrued but unpaid interest, on the Maturity Date.

    2.2 REVOLVING WORKING CAPITAL FACILITY. From time to time during the Availability Period, Bank, on a revolving basis, will make advances to Borrower as provided herein. The total of all advances may not exceed at any one time the amount provided herein.

          (a)  ADVANCES UNDER THE REVOLVING WORKING CAPITAL FACILITY.

               (i) TOTAL ADVANCES. The total of all advances outstanding at any one time under the Revolving Working Capital Facility may not exceed the Revolving Working Capital Credit Limit.

               (ii) USE OF PROCEEDS. Borrower shall use the proceeds of advances under the Revolving Working Capital Facility for working capital and other general corporate purposes of Borrower and its Subsidiaries, excluding Acquisitions and investments other than investments in marketable securities.

          (b)  REPAYMENT.

               (i) INTEREST PAYMENTS. Except as provided in Section 2.3(b)(iii) below, interest on advances under the Revolving Working Capital Facility shall be due and payable on a monthly basis commencing on the last day of the month following the initial advance under the Revolving Working Capital Facility and continuing through the Maturity Date.

               (ii) FINAL PAYMENT. Borrower shall repay the entire principal balance of outstanding advances under the Revolving Working Capital Facility, as well as accrued but unpaid interest, on the Maturity Date.

    2.3   RATES OF INTEREST.

          (a) REFERENCE RATE. Advances under the Revolving Credit Facilities shall bear interest during each quarter at a rate per annum equal to the Reference Rate plus the percentage points set forth below corresponding to the ratio set forth below as of the end of the immediately preceding quarterly accounting period.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total Funded Debt/Trailing   Reference Rate Spread         LIBOR Rate Spread
Four Quarter EBITDA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
>1.75:1                      0.25%                         2.00%
--------------------------------------------------------------------------------
> or equal to 1.75:1>1.00    0.125%                        1.875%
--------------------------------------------------------------------------------
< or equal to 1.00           0.00%                         1.75%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          (b) LIBOR RATE. In lieu of the interest rate related to the Reference Rate, Borrower may elect to have all or portions of advances under the Revolving Credit Facilities bear interest during each calendar quarter at the LIBOR Rate plus the percentage points set forth above corresponding to the ratio set forth above as of the end of the immediately preceding quarterly accounting period; and further subject to the following requirements:

               (i) Each LIBOR Rate Portion shall be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (ii) A LIBOR Rate Interest Period shall not end later than the last day of the Availability Period.

               (iii) Borrower shall pay interest on each LIBOR Rate Portion on the earlier of the last day of each LIBOR Rate Interest Period for such portion, or ninety (90) days from the date of the advance of such portion.

               (iv) A LIBOR Rate Portion shall not be converted to a different interest rate during its LIBOR Rate Interest Period. Upon the expiration of a LIBOR Rate Interest Period, the LIBOR Rate Portion shall thereafter bear interest at the rate related to the Reference Rate unless Borrower elects a new interest rate as provided hereunder.

               (v) Any payment of a LIBOR Rate Portion prior to the last day of the LIBOR Rate Interest Period for such portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by Bank to an LIBOR Rate Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (1) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its LIBOR Rate Interest Period exceeds, and (2) the interest which would have been recoverable by Bank by placing the amount repaid on deposit in the London inter-bank market for a period starting on the date it was repaid and ending on the last day of the LIBOR Rate Interest Period for such portion.

               (vi) Bank shall have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                     (1) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                     (2) The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

               (vii) Upon the occurrence of an Event of Default, Bank may terminate the availability of the rate related to the LIBOR Rate for LIBOR Rate Interest Periods commencing after the occurrence of the Event of Default.

    2.4 INTEREST RATE PROTECTION. Concurrently with the execution of this Agreement, and on terms acceptable to Bank, Borrower shall enter into an interest rate swap for a fixed rate covering (a) at least seventy-five percent (75%) of the projected annual outstanding principal balance of the Revolving Acquisition Facility for a term of two (2) years, (b) at least fifty percent (50%) of the projected annual outstanding principal balance of the Revolving Acquisition Facility for a term of one (1) year thereafter, and (c) protecting the LIBOR Rate index from exceeding seven and one-half percent (7.5%).

    2.5 MANDATORY PAYMENT. If at any time and for any reason the total amount of credit outstanding under the Revolving Credit Facilities exceeds the limitations set forth herein, Borrower shall pay Bank, upon Bank's election and demand, the amount of the excess. Payments under this Section 2.5 may be applied to the obligations of Borrower to Bank in the order and manner as Bank in its discretion may determine.

3.  TAXES, YIELD PROTECTION AND ILLEGALITY.

    3.1 TAXES. If any payments to Bank under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Bank. If any such taxes are imposed on any payments made by Borrower (including payments under this Section), Borrower will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

    3.2   ILLEGALITY.

          (a) If Bank determines that the introduction of any requirement of law, or any change in any requirement of law, or in the interpretation or administration of any requirement of law, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for Bank or any applicable lending office of Bank to make LIBOR Rate Portions, then, on notice thereof by Bank to Borrower, any obligation of Bank to make advances for which interest is payable at the LIBOR Rate shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exists.

          (b) If Bank determines that it is unlawful to maintain LIBOR Rate Portions, Borrower upon its receipt of notice of such fact and demand from Bank, prepay in full all LIBOR Rate Portions then outstanding, together with interest accrued thereon and amounts required under Section 3.3, either on the last day of the LIBOR Rate Interest Period thereof, if Bank may lawfully continue to maintain LIBOR Rate Portions to such day, or immediately, if Bank may not lawfully continue to maintain LIBOR Rate Portions. If Borrower is required to so prepay any LIBOR Rate Portion, then concurrently with such prepayment, Borrower shall borrow from Bank, in the amount of such repayment, a Reference Rate Portion.

    3.3   INCREASED COSTS AND REDUCTION OF RETURN.

          (a) If Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) the compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Portion, then Borrower shall be liable for, and shall from time to time, upon demand, pay to Bank, additional amounts as are sufficient to compensate Bank for such increased costs.

          (b) If Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by Bank (or any applicable lending office of Bank) or any corporation controlling Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and (taking into consideration Bank's or such corporation's policies with respect to capital adequacy and Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment under this Agreement, then, upon demand of Bank to Borrower, Borrower shall pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank for such increase.

    3.4 FUNDING LOSSES. Borrower shall reimburse Bank and hold Bank harmless from any loss or expense which Bank may sustain or incur as a consequence of:
(a) the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Rate Portion; (b) the failure of Borrower to borrow, continue or convert an advance after Borrower has requested an advance or has given (or is deemed to have given) a Notice of Conversion/Continuation; (c) the failure of Borrower to make any prepayment in accordance with any notice delivered under
Section 6.3; (d) the prepayment or other payment (including after acceleration thereof) of a LIBOR Rate Portion on a day that is not the last day of the relevant LIBOR Rate Interest Period; or (e) the automatic conversion under
Section 6.3 below of any LIBOR Rate Portion to a Reference Rate Portion on a day that is not the last day of the relevant LIBOR Rate Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any LIBOR Portions or from fees payable to terminate the deposits from which such funds were obtained.

    3.5 INABILITY TO DETERMINE RATES. If Bank determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest LIBOR Rate Period with respect to a proposed LIBOR Rate Portion, for any requested Interest Period, does not adequately and fairly reflect the cost to Bank of funding such advance, Bank will promptly so notify Borrower. Thereafter, the obligation of Bank to make or maintain LIBOR Rate Portions hereunder shall be suspended until Bank revokes such notice in writing. Upon receipt of such notice, Borrower may revoke any notice of borrowing then submitted by it. If Borrower does not revoke such notice, Bank shall make, convert or continue the advance, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such advances shall be made, converted or continued as a Reference Rate Portion instead of a LIBOR Rate Portion.

    3.6 SURVIVAL. The agreements and obligations of Borrower in this Section 3 shall survive the payment of all other obligations.

4.  FEES AND EXPENSES.

    4.1 FACILITY FEE. Borrower shall pay Bank a fee ("Facility Fee") of Seventy-Five

Thousand Dollars ($75,000) on or before the date of last execution of this Agreement.

    4.2 COMMITMENT FEE. Borrower shall pay Bank a fee ("Commitment Fee") on the average daily unused portion of the Credit Limit computed on a quarterly basis in arrears on the last business day of each calendar quarter based upon the daily utilization for that quarter as calculated by Bank, equal to one-quarter of one percent (0.25%) per annum. This fee is due quarterly in arrears on the last day of each accounting quarter commencing on the Closing Date, and on the last day of each accounting quarter thereafter until the expiration of the Availability Period.

    4.3   EXPENSES.

          (a) Borrower agrees to pay to Bank, on demand, all out-of-pocket costs and expenses reasonably incurred by Bank in connection with the preparation of the Loan Documents in excess of those fees and costs listed above. Expenses include, but are not limited to, reasonable attorneys' fees, including any reasonably allocated costs of Bank's in-house counsel, auditors, filing, recording and search fees and documentation fees.

          (b) Borrower agrees to reimburse Bank for the cost of periodic audits of the books and records of Borrower and the Material Subsidiaries and periodic audits and appraisals of the Collateral. Such audits and appraisals shall not be conducted more than once a year, provided Borrower is not in default hereunder. The audits and appraisals may be performed by employees of Bank or by independent auditors or appraisers.

5.  COLLATERAL.

    5.1 PROPERTY PLEDGED. All obligations of Borrower under this Agreement shall be secured by one or more security agreements approved by Bank and executed by Borrower as debtor in favor of Bank as secured party, granting Bank a first priority security interest in all personal property ("Personal Property") of Borrower including, but not limited to:

          (a)  Receivables.

          (b)  Fixed assets, excluding leasehold improvements.

          (c)  Patents, trademarks and other general intangibles.

    The Personal Property shall be more particularly described in the security agreement(s) approved by Bank and executed by Borrower. The Personal Property securing the obligations of Borrower under this Agreement shall also secure all other present and future obligations of Borrower to Bank and all personal property securing any other present or future obligations of Borrower to Bank shall also secure Borrower's obligations under this Agreement.

    5.2 STOCK PLEDGE. All obligations of Borrower under this Agreement shall also be secured by all of the issued and outstanding shares of the capital stock of all Subsidiaries now or hereinafter formed or acquired (the "Shares" and, together with the Personal Property, the "Collateral"), all as more particularly described in the pledge agreement(s) approved by Bank and executed by Borrower.

6.  EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS.

    6.1   PROCEDURE FOR BORROWING.   Bank may honor any instructions for
advances or
repayments or for the designation of optional interest rates which are in writing and signed by two (2) authorized employees of Borrower. Advances will be deposited into and repayments will be withdrawn from Borrower's commercial account number 14559-00150 at the North Orange County Regional Commercial Banking Office of Bank, or such other account(s) as may be specified in writing by Borrower. Bank shall honor any instructions made by any two (2) individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any such authorized signers. Bank shall be entitled to rely upon written instructions from persons it reasonably believes to be authorized by Borrower to make such requests without making independent inquiry. Borrower hereby indemnifies Bank for, and holds Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Bank's in-house counsel), however arising, which Bank suffers or incurs based on or arising out of extensions of credit or payments made on any written request except that Bank shall not be indemnified against its own gross negligence or willful misconduct. The provisions of this Section 6.1 shall survive termination of this Agreement.

    6.2 REQUEST FOR BORROWING. Each request for an extension of credit must be received by Bank prior to 9:00 a.m. Los Angeles time (a) two (2) Banking Days prior to the requested Borrowing Date, in the case of a LIBOR Rate Portion; and
(b) on the requested Borrowing Date, in the case of a Reference Rate Portion, specifying: (i) the amount of the advance, which shall be in a minimum amount of Five Hundred Thousand Dollars ($500,000) or any multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof; (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the type of advance requested; and
(iv) the duration of the Interest Period applicable to such extension of credit. If Borrower fails to specify the duration of the interest period for a LIBOR Rate Portion, such interest period shall be thirty (30) days.

    6.3   CONVERSION AND CONTINUATION ELECTIONS.

          (a) Borrower may (i) elect, as of any Banking Day, in the case of a Reference Rate Portion, or as of the last day of the applicable Interest Period, in the case of a LIBOR Rate Portion to convert any such advance (or any part thereof in an amount not less than Five Hundred Thousand Dollars ($500,000), or that is in an integral multiple of One Million Dollars ($1,000,000) in excess thereof) into an advance of any other type; or (ii) elect, as of the last day of the applicable Interest Period, to continue an advance having an Interest Period expiring on such day (or any part thereof in an amount not less than Five Hundred Thousand Dollars ($500,000), or that is in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000) in excess thereof) ("Conversion/Continuation Date"); PROVIDED, that if at any time the amount of any LIBOR Rate Portion is reduced, by payment, prepayment, or conversion of part thereof to be less than Five Hundred Thousand Dollars ($500,000), such LIBOR Rate Portion shall automatically convert into a Reference Rate Portion, and on and after such date the right of Borrower to continue such advance, and convert such advance into a Reference Rate Portion or LIBOR Rate Portion, as the case may be, shall terminate.

          (b) Borrower shall make the election provided for in subsection (a) above not later than 9:00 a.m. (Los Angeles time) at least (i) three (3) Banking Days in advance of the Conversion/Continuation Date, if any loan is to be converted into or continued as a LIBOR Rate Portion; (ii) on the Conversion/Continuation Date, if any loan is to be converted into a Reference Rate Portion, specifying: (1) the proposed Conversion/Continuation Date; (2) the amount of the loan to be converted or continued; (3) the type of loan resulting from the proposed conversion or continuation; and (4) other than in the case of conversions into Reference Rate Portions, the duration of the requested interest period.

    6.4 DISBURSEMENTS AND PAYMENTS. Each disbursement by Bank and each payment by

Borrower under this Agreement shall be made in immediately available funds, or such other type of funds selected by Bank, and at such branch of Bank as Bank may from time to time select.

    6.5 BRANCH ACCOUNTS. Each extension of credit under this Agreement shall be made for the account of such branch of Bank as Bank may from time to time select.

    6.6 EVIDENCE OF INDEBTEDNESS. Principal, interest and all other sums due Bank under this Agreement shall be evidenced by entries in records maintained by Bank, and, if required by Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by Bank.

    6.7   DIRECT DEBIT (PRE-BILLING).

          (a) Borrower hereby authorizes Bank to debit Borrower's account number 14559-00150 at the North Orange County Regional Commercial Banking Office of Bank (the "Designated Account") in the amount of principal, interest, fees or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. Bank shall debit the account on the date such amounts become due, or, if such due date is not a Banking Day, on the next Banking Day after such due date. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Section 6.7, such debit will be reversed and such amount will remain unpaid.

          (b) Approximately ten (10) days prior to each due date, Bank will mail to Borrower a statement of the amounts that will be due on that due date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the due date, and that there will be no changes in the applicable interest rate.

          (c) Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

               (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following due date will be increased by the amount of the discrepancy. Borrower will not be in default by reason of any such discrepancy.

               (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following due date will be decreased by the amount of the discrepancy.

          Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. Bank will not pay Borrower interest on any overpayment.

    6.8 DIRECT DEBIT (REVOLVING WORKING CAPITAL FACILITY). Borrower agrees that Bank may create advances under the Revolving Working Capital Facility to pay interest and any fees that are due under this Agreement. Bank shall create such advances on the dates the payments become due. If a due date does not fall on a Banking Day, Bank shall create the advance on the first Banking Day following the due date. If the creation of an advance under the Revolving Working Capital Facility causes the total amount of credit outstanding thereunder to exceed the limitations set forth in this Agreement, Borrower shall immediately pay the excess to Bank upon

Bank's demand.

    6.9 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in more interest or a larger fee than if a three hundred sixty-five
(365) day year were used.

    6.10 LATE PAYMENTS; COMPOUNDING. Any sum payable by Borrower hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus two (2) percentage point(s). At the option of Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the applicable Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

    6.11 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, advances under the applicable Revolving Facility shall at the option of Bank bear interest at a rate per annum which is two (2) percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

7.  CONDITIONS PRECEDENT.

    7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK. Bank's obligation to extend credit under this Agreement is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank.

          (a) PURCHASE AGREEMENTS. The Purchase Agreement for the American Acquisition and the TRC Acquisition and all documents to be delivered in connection therewith (the "Purchase Documents"), including, but not limited to, the non-competition agreements with William N. Rees, Jr., James L. Davenport, D.D.S., and Martin J. Rinker, D.D.S., the Assignment and Assumption Agreement, dated September 26, 1996, executed by American, D&R Dental Services Group (Metroplex Dental Group/Irving L.L.P) ("D & R") and the Selling Shareholders, the Cross Marketing Agreement, dated as of September 26, 1996, and the NorWest Bank Texas Escrow Agreement Holdback, dated as of September 26, 1996 are in form and substance substantially the same as the Purchase Documents reviewed and found acceptable by Bank, and have been executed by the parties thereto;

          (b)  LOAN DOCUMENTS.  The Loan Documents executed by Borrower;

          (c) RESOLUTIONS; INCUMBENCY. (i) Copies of the resolutions of the board of directors of Borrower and D & R authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of Borrower and D & R; and (ii) a certificate of the Secretary of Borrower and D & R certifying the names and true signatures of the officers of Borrower and D & R who are authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (d) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents: (i) the articles or certificate of incorporation and the bylaws of Borrower and each Subsidiary as in effect on the Closing Date, certified by the Secretary of Borrower and each Subsidiary as of the Closing Date; and (ii) a good standing and tax clearance certificate for Borrower and each Material Subsidiary from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where Borrower and each

Material Subsidiary is qualified to do business as a foreign corporation as of a recent date, together with a bring-down certificate by facsimile, dated the Closing Date for those Subsidiaries located in California and Texas and as soon as possible after the Closing Date for all other Material Subsidiaries;

          (e) LEGAL OPINION. A favorable opinion of counsel to Borrower, addressed to Bank, with respect to such legal matters relating hereto as Bank may request;

          (f) PAYMENT OF FEES. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with attorney fees and expenses of Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of attorney fees and expenses as shall constitute Bank's reasonable estimate of costs and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Bank); including any such costs, fees and expenses arising under or referenced in Sections 12.4 and 12.5 below;

          (g) CERTIFICATE. A certificate executed by a Responsible Officer dated as of the Closing Date, stating that: (i) the representations and warranties contained in Section 8 are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the execution and delivery of this Agreement; (iii) there has occurred since June 30, 1996, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Change;
(iv) Borrower and its Material Subsidiaries are in compliance with all material regulations of Governmental Authorities having jurisdiction over Borrower and each such Material Subsidiary; (v) after taking into consideration the transactions contemplated by this Agreement, Borrower is in compliance with the financial covenants described in Section 9 below and Borrower and its Material Subsidiaries are in compliance with all financial responsibility and other material requirements of all Governmental Authorities having jurisdiction over Borrower and its Material Subsidiaries, including the California Department of Corporations and the Texas Department of Insurance; and (vi) stating the sources and uses of funds for the American Acquisition and the TRC Acquisition;

          (h) TERMINATION STATEMENTS. Evidence of the satisfaction and termination of all liens affecting the Collateral;

          (i) PERMITS. Evidence that Borrower and each Material Subsidiary possess the necessary licenses and permits to conduct its business as presently conducted;

          (j) REGULATORY APPROVAL. Evidence that Borrower has received all approvals, clearances or expirations of waiting periods for the Acquisitions required by all federal, state and local Governmental Authorities having jurisdiction over Borrower, its Material Subsidiaries and the transactions contemplated by this Agreement;

          (k) FINANCIAL STATEMENTS. Bank shall have received and found acceptable the following financial statements:

               (i) The combined and combining income statements of American, TRC and Metroplex Dental for the fiscal year ended December 31, 1995, with proforma adjustments made to the historical financial statements to take into consideration the effect of the termination of Borrower's contract with the Employees Retirement System of Texas and compensation formerly paid to the Selling Shareholders, and interim combined and combining financial statements of Borrower, American, TRC and Metroplex Dental for the six (6) month period ending June 30, 1996. The financial statements shall be accompanied by the opinion of Deloitte and Touche ("Deloitte") which report shall state that they have examined the proforma adjustments in accordance with the standards established by the American Institute of Certified Public Accountants;

               (ii) The audited financial statements of TRC for fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, and interim audited financial statement of TRC for the six (6) month period ended June 30, 1996;

               (iii) The interim financial statement of American for the six (6) month period ended June 30, 1996, audited by Robert Allen, CPA;

               (iv) The audited financial statement of Safeguard Health Plans, Inc., a California corporation, Safeguard Health Plans, Inc., a Texas corporation, and SafeHealth Life Insurance Company, a California corporation for the fiscal year ended December 31, 1995, and unaudited year-to-date results for each corporation;

               (v) The financial statement of Metroplex Dental for the most recent fiscal year and the interim financial statement for the quarter ended June 30, 1996, prepared by Borrower;

               (vi) CPA management letters for fiscal years ended December 31, 1994 and 1995 for Borrower and American;

               (vii) Consolidated and consolidating projections for Borrower, American and TRC for fiscal years 1996 through and including 2000, and a certificate executed by a Responsible Officer, certifying to Bank that the financial projections are:

                         (1) either based on (A) facts which are true, correct and complete in all material respects, or (B) consistent with such facts; and

                         (2) reasonably consistent with such facts and assumptions.

               (viii) Pre-closing and post-closing pro forma Borrower prepared consolidated and consolidating balance sheets of Borrower, American, TRC and Metroplex Dental, to include accompanying explanatory notes.

          (l) MATERIAL CONTRACTS. A listing and summary of all material contracts of Borrower, its Material Subsidiaries and Target, the terms of which shall be acceptable to Bank. Borrower shall provide Bank with copies of any material contracts requested by Bank;

          (m)  UCC-1 FINANCING STATEMENTS.  Borrower shall deliver to Bank two
(2) UCC-1 Financing Statements in paper form for filing with the California and Delaware Secretaries of State and Bank shall have received a certificate of the Secretary of State of California and Delaware showing said financing statements to be subject to no prior filings;

          (n) INSURANCE. Borrower shall deliver to Bank, within thirty (30) days, a copy of the Property insurance policy for Borrower listing Bank as loss payee or; and

          (p) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as Bank may request.

    7.2 ADDITIONAL CONDITIONS TO EXTENSION OF CREDIT FOR THE AMERICAN ACQUISITION AND THE TRC ACQUISITION. Bank's obligation to extend credit for the American Acquisition and the TRC Acquisition is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank:

          (a) PURCHASE DOCUMENTS. Evidence that all conditions to the effectiveness of the Purchase Documents have been satisfied or waived.

          (b)  CONDITIONS PRECEDENT.  Satisfaction of all of the conditions of
Section 7.1 above.

          (c) COMPLIANCE CERTIFICATE. Bank shall have received a Compliance Certificate executed by a Responsible Officer in form and substance reasonably satisfactory to Bank.

    7.3   CONDITIONS TO EACH EXTENSION OF CREDIT FOR THE PERMITTED
ACQUISITIONS. Bank's obligation to extend credit for a Permitted Acquisition is subject to Bank's receipt of the following, each of which must be in form and substance satisfactory to Bank.

          (a) COMPLIANCE CERTIFICATE. Bank shall have received a Compliance Certificate executed by a Responsible Officer in form and substance reasonably acceptable to Bank.

          (b) PURPOSE STATEMENT. A certificate executed by a Responsible Officer stating the specific purpose of the requested advance.

          (c) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. Bank shall have received a certificate executed by a Responsible Officer that the representations and warranties of Borrower set forth in this Agreement are true and correct as though made at and as of the date of the certificate.

    7.4 CONDITION TO EACH EXTENSION OF CREDIT UNDER REVOLVING WORKING CAPITAL FACILITY. Before each extension of credit, including the first, Bank shall have received a certificate executed by a Responsible Officer setting forth the specific corporate or working capital needs that will be met with the proceeds of an extension of credit including, to the extent applicable, the Subsidiary on whose behalf the advance will be utilized.

8.  REPRESENTATIONS AND WARRANTIES.

    Borrower represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

    8.1 ORGANIZATION. Borrower and each of its Subsidiary is a corporation duly organized and existing under the laws of the state of its organization and the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower.

    8.2 NO CONFLICTS. The execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower or any Material Subsidiary is a party or by which Borrower is bound or affected.

    8.3 ENFORCEABILITY. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

    8.4 GOOD STANDING. Borrower and each Material Subsidiary is properly licensed and in good standing in each state in which Borrower is doing business and Borrower has qualified under, and complied with, where required, the fictitious name statute of each state in which Borrower is doing business.

    8.5 COMPLIANCE WITH LAWS. Borrower and each Material Subsidiary has complied with all federal, state, and local laws, rules, and regulations affecting the business of Borrower including, but not limited to, laws establishing capital, equity, liquidity and surplus requirements for Borrower and its Material Subsidiaries.

    8.6 TITLE TO PROPERTIES. All property of Borrower and each Subsidiary shall be owned or leased free and clear of all security interests, liens, encumbrances and rights of others except the rights of any lessor under any lease or security interest, the rights of Bank under any security agreements or deeds of trust required under this Agreement and those consented to in writing by Bank.

    8.7 PERMITS, FRANCHISES. Borrower and each Material Subsidiary possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

    8.8 PERFECTED SECURITY INTEREST IN COLLATERAL. Except for the filing of a financing statement with respect to the Collateral and the delivery to Bank of any Collateral as to which possession is the only method of perfecting a security interest therein, no further action is necessary in order to establish and perfect Bank's lien on or security interest in the Collateral.

    8.9 LITIGATION. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened, against or affecting the property of Borrower or any Material Subsidiary, the adverse determination of which might affect the financial condition or operations of Borrower or any Material Subsidiary, or impair Borrower's ability to perform its obligations hereunder or under any instrument or agreement required hereunder.

    8.10 NO EVENT OF DEFAULT. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

    8.11 OTHER OBLIGATIONS. Except as disclosed in writing to Bank, neither Borrower nor any Material Subsidiary is in default under any other agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property to which Borrower is a party as borrower, guarantor, installment purchaser or lessee.

    8.12 INFORMATION SUBMITTED. All financial and other information that has been or will be submitted by Borrower to Bank, including Borrower's financial statements dated as of June 30, 1996, is and will be:

          (a)  Prepared in accordance with GAAP consistently applied;

          (b) True and correct in all material respects and is complete insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof;

          (c)  In form and content required by Bank; and

          (d) In compliance with all government regulations applicable thereto.

    8.13  NO MATERIAL ADVERSE CHANGE.  There has been no Material Adverse
Change in the financial condition or operation of Borrower and its Material Subsidiaries since the date of the most recent financial statements submitted to Bank.

    8.14  ERISA PLAN COMPLIANCE.

          (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any ERISA Plan under Title IV of ERISA;

          (b) No reportable event has occurred under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice;

          (c) No action by Borrower to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA; and

          (d) No proceeding has been commenced with respect to an ERISA Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

    8.15 LOCATION OF BORROWER. Borrower's place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement.

9.  AFFIRMATIVE COVENANTS.

    So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, unless Bank waives compliance in writing, Borrower shall, and shall cause its Subsidiaries to:

    9.1 NOTICE OF CERTAIN EVENTS. Immediately give written notice to Bank of:

          (a) All litigation where the amount claimed is One Million Dollars ($1,000,000) or more;

          (b) Any material dispute which may exist with any governmental regulatory body or law enforcement authority;

          (c) Any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

          (d) The occurrence of any reportable event under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty (30) day notice; any action by Borrower to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under Section 4042 of ERISA;

          (e)  Any material notice received from a governmental authority; or

          (f) Any other matter which has resulted or might result in a Material Adverse Change in the financial condition or operations of Borrower and its Material Subsidiaries.

    9.2 FINANCIAL AND OTHER INFORMATION. Deliver to Bank in form and detail satisfactory to Bank, and in such number of copies as Bank may request:

          (a) Within one hundred twenty (120) days after the end of each fiscal year, the audited consolidated financial statements of Borrower and its Subsidiaries for such year together with (i) an unqualified opinion of a "Big Six" CPA firm, or another nationally recognized CPA firm, which is acceptable to Bank, that the financial statements present fairly the financial position of Borrower and its Subsidiaries for the period indicated in conformity with GAAP applied on a basis consistent with prior years, (ii) a copy of the CPA management letter, and (iii) a Compliance Certificate which includes all computations made by the accounting firm to determine the compliance by Borrower and each Material Subsidiary with all financial responsibility requirements imposed by any Governmental Authority having jurisdiction over Borrower and each Material Subsidiary;

          (b) Within forty-five (45) days after the end of each quarterly accounting period, the consolidated financial statements of Borrower and its Subsidiaries for such period prepared by Borrower together with a Compliance Certificate executed by a Responsible Officer certifying the compliance by Borrower and the Subsidiaries with all financial responsibility requirements of Governmental Authorities having jurisdiction over Borrower and each Material Subsidiary;

          (c) Within forty-five (45) days after the end of each quarterly accounting period, a Compliance Certificate in the form of Exhibit A;

          (d) Within forty-five (45) days after the end of each quarterly accounting period, financial statements of each Material Subsidiary, including a Compliance Certificate executed by a Responsible Officer certifying that each such Material Subsidiary is in compliance with all financial responsibility requirements of Governmental Authorities having jurisdiction over Borrower and each Material Subsidiary;

          (e) Within ten (10) days after the date of filing with the Securities and Exchange Commission, copies of Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report;

          (f) Within ten (10) days after the date of filing with the California Department of Corporations, the Texas Department of Insurance, and any other Governmental Authority having jurisdiction over the business and affairs of Borrower and any Material Subsidiary, a copy of each filing required as a result of, or which indicates that, Borrower or any Material Subsidiary is not in compliance with all financial responsibility requirements of the applicable

Governmental Authority;

          (g) Within thirty (30) days prior to the end of a fiscal year, consolidated financial projections for Borrower and its Subsidiaries for the remaining fiscal years through the Maturity Date based upon (i) Borrower's knowledge and belief that the facts are materially true, correct, and complete in all respects, and (ii) assumptions which are reasonable, complete, and consistent with such facts.

          (h) Within sixty (60) days of closing of a Permitted Acquisition, consolidated and consolidating balance sheet of Borrower and the Target audited by an independent accountant acceptable to Bank, which balance sheet shall not contain any materially adverse information from that provided to the Bank pursuant to Section 7.1(k)(viii);

          (i) Within one hundred twenty (120) days after the end of each fiscal year, the financial statements of each Material Subsidiary for such period, prepared by Borrower; and

          (j) Promptly upon request of Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and each Subsidiary as Bank may reasonably request.

    9.3 BOOKS, RECORDS, AUDITS AND INSPECTIONS. Maintain for Borrower and each Subsidiary adequate books, accounts and records and prepare all financial statements required hereunder in accordance with GAAP, and in compliance with the regulations of any Governmental Authority having jurisdiction over Borrower or a Subsidiary or Borrower's or a Subsidiary's business and permit employees or agents of Bank at any reasonable time to inspect the Collateral and Borrower's or a Subsidiary's properties, to conduct appraisals of the Collateral, and to examine or audit Borrower's or a Subsidiary's books, accounts, and records and make copies and memoranda thereof. In the event any Collateral, properties, books, accounts or records are in the possession of or under the control of a third party, Borrower or its Subsidiary shall direct and hereby authorizes such third party to permit access to Bank's employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Section, and to respond to any requests from Bank for information concerning the amount, status or condition of any Collateral in such third party's possession or control.

    9.4 INSURANCE. Maintain and keep in force fire and hazard insurance policies covering the tangible property comprising the Collateral. Each such insurance policy shall be in an amount equal to the full replacement value of such Collateral, shall include a replacement cost endorsement, shall be issued by an insurance company with at least a B+, V rating, as set forth in the most current issue, at any point in time, of "Best's Insurance Guide", and shall include a loss payable endorsement in favor of Bank in a form acceptable to Bank. Borrower shall also maintain and keep in force insurance satisfactory to Bank as to amount, nature and carrier covering property damage (including use and occupancy) to any of Borrower's other properties, public liability insurance including coverage for contractual liability, product liability, property damage and workers' compensation, and any other insurance which is usual for Borrower's business. Borrower shall require all its Subsidiaries to maintain the same or better insurance coverage that Bank is requiring of Borrower, including, if appropriate, professional liability insurance. Borrower shall deliver to Bank upon Bank's request a copy of each personal property insurance policy listing Bank as loss payee and a certificate of insurance listing all insurance in force for Borrower and its Subsidiaries.

    9.5 COMPLIANCE WITH LAWS. At all times comply with, or cause to be complied with, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any Governmental Authority having jurisdiction over the business and operations of Borrower and its Subsidiaries.

    9.6 ADDITIONAL ACTS. Perform, on request of Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or otherwise to carry out the intent of this Agreement.

    9.7 MINIMUM LIQUIDITY. Maintain on a consolidated basis, a total of unencumbered and unrestricted cash and market value of cash equivalents and marketable securities plus the unused amount of advances under the Revolving Working Capital Facility ("Liquidity") of at least Seven Million Dollars ($7,000,000).

    9.8 MAXIMUM TOTAL LIABILITIES TO TANGIBLE NET WORTH. Maintain on a consolidated basis a ratio of Total Liabilities to Tangible Net Worth of not more than the ratio indicated for each period set forth below:

               Period                            Ratio
               ------                            -----

          From the Closing Date
          through December 30, 1996              3.60 to 1

          From December 31, 1996
          through December 30, 1997              2.80 to 1

          From December 31, 1997
          through December 30, 1998              1.80 to 1

          From December 31, 1998
          and thereafter                         1.10 to 1

    9.9 MINIMUM FIXED CHARGE COVERAGE RATIO. As of the end of each quarterly accounting period maintain on a consolidated basis a ratio of Cash Flow to Fixed Charges at least equal to the ratio indicated:

               Period                            Ratio
               ------                            -----

          For the one quarter period
          ending December 31, 1996               1.10 to 1

          For the two quarter period
          ending March 31, 1997                  1.10 to 1

          For the three quarter period
          ending June 30, 1997                   1.10 to 1

          For the four quarter period
          ending September 30, 1997              1.15 to 1

          For the four quarter periods
          ending December 31, 1997 through
          September 30, 1998                     1.20 to 1

          For the four quarter periods
          ending December 31, 1998 and
          thereafter                             1.25 to 1

    This ratio shall be calculated quarterly using the income statement results for the periods stated above. For purposes of computing the Minimum Fixed Charge Coverage Ratio, the following shall apply:

          (a) The amount of Five Hundred Thousand Dollars ($500,000) per quarter shall be deemed payable for the quarters ending December 31, 1996, and March 31, 1997; and

          (b) The amount of Three Million Dollars ($3,000,000) representing the principal reduction in the Revolving Acquisition Facility Credit Limit required under Section 2.1(b) above, shall not be included in calculating the ratio.

    9.10 OUT-OF-DEBT REQUIREMENT. Repay all advances outstanding under the Revolving Working Capital Facility and not draw any new advances for a period of at least thirty (30) consecutive calendar days during each rolling twelve (12) month period during the Availability Period and, in the event the Availability Period is extended, during each subsequent twelve (12) month period.

    9.11 USE OF PROCEEDS. Use the proceeds of the Revolving Acquisition Facility to finance the Acquisitions; and use the proceeds of the Revolving Working Capital Facility for working capital and other general corporate purposes (excluding Acquisition financing).

    9.12 EXISTENCE AND PROPERTIES. Maintain and preserve Borrower's existence and all rights, privileges and franchises now enjoyed, conduct the business of Borrower and its Subsidiaries in an orderly, efficient and customary manner, keep all properties of Borrower and its Subsidiaries in good working order and condition, and from time to time make all needed repairs, renewals or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

    9.13 CHANGE IN NAME, STRUCTURE OR LOCATION. Notify Bank in writing prior to any change in (a) Borrower's name, (b) Borrower's business or legal structure, or (c) Borrower's place of business or chief executive office if Borrower has more than one place of business.

10. NEGATIVE COVENANTS.

    So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, and unless Bank waives compliance in writing, Borrower shall not, and shall not permit any Subsidiary to:

    10.1 OTHER INDEBTEDNESS. Create or incur any indebtedness for borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Section shall not be deemed to prohibit:

          (a)  Direct or contingent obligations owed to Bank;

          (b) The acquisition of goods, supplies or merchandise on normal trade credit;

          (c) The execution of bonds or undertakings in the ordinary course of its business as presently conducted;

          (d) The endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

          (e) Indebtedness and lease obligations existing as of the date of this Agreement and which have been disclosed to Bank in writing; and

          (f) Additional indebtedness, including lease obligations, for the acquisition of fixed or capital assets to the extent permitted under this Agreement.

    10.2 LIENS. Create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

          (a)  Security interest(s) and deed(s) of trust in favor of Bank;

          (b) Liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Bank in writing;

          (c) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty;

          (d) Purchase money security interests in personal or real property hereafter acquired when the security interest does not extend beyond the property purchased and the aggregate amount of liabilities secured thereby do not exceed, at any one time, One Million Dollars ($1,000,000) and on terms otherwise acceptable to Bank; provided, however, that this exception shall not apply to any Subsidiary; and

          (e) Any mechanic's, materialmen's or other lien on account of labor or material furnished or used in connection with any construction or improvements on any of their real or personal property, provided that the aggregate of all such liens shall not at any point in time exceed One Hundred Thousand Dollars ($100,000).

    10.3 CAPITAL ASSETS. Expend or incur in any fiscal year, obligations (including obligations incurred under any capital leases) of more than Three Million One Hundred Thousand Dollars ($3,100,000) for the acquisition of fixed or capital assets in aggregate.

    10.4 ACQUISITIONS. Acquire or purchase the assets or business of any Person other than the Acquisitions.

    10.5 DIVIDENDS. Declare or pay any dividends on any of its shares except dividends paid to Borrower from its Subsidiaries and dividends payable in capital stock of Borrower, and not purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto in excess of Two Hundred Fifty Thousand Dollars ($250,000) during each fiscal year during the Availability Period.

    10.6 LOANS. Make any loans, advances or other extensions of credit to any of Borrower's or its Subsidiary's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any one time.

    10.7  LOSSES.  Suffer a loss on a quarterly basis.  For purposes of this
Section 10.7, the term "loss" means the absence of a net profit after taxes computed in accordance with GAAP.

    10.8  CHANGE OF CONTROL.  Cause, permit, or suffer a Change of Control.
For purposes of this Agreement, the term "Change of Control" means (a) the sale, lease or transfer of all or substantially all of the assets of Borrower or a Material Subsidiary, (b) except for the transfer by sale or otherwise to Steven
J. Baileys, D.D.S. and his affiliates, the transfer by sale or otherwise of more than thirty percent (30%) of the outstanding voting shares of Borrower, (c) the change in the composition of the board of directors of Borrower such that the members of the board of director of Borrower does not consist of at least a majority of the current members of the board of directors of Borrower, or (d) the shareholders of Borrower approve and adopt a plan of liquidation or dissolution of Borrower.

    10.9 SALES AND LEASEBACKS. Dispose of any of its assets except for full, fair and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

    10.10 LIQUIDATIONS AND MERGERS. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture or other combination.

    10.11 SALE OF ASSETS. Sell, lease, or otherwise dispose of its business or assets, except in the ordinary course of its business theretofore conducted, without the prior written consent of Bank; and not to sell, lease or otherwise dispose of any assets in the ordinary course of business for less than fair market value.

    10.12 BUSINESS ACTIVITIES. Engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

11. EVENTS OF DEFAULT.

    The occurrence of any of the following Events of Default shall terminate any obligation on the part of Bank to extend credit under this Agreement and, at the option of Bank under all Sections (except automatically in the case of Sections 11.5 and 11.6), shall make all obligations of Borrower to Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

    11.1 FAILURE TO PAY. Borrower fails to pay, within three (3) days after the date when due, any installment of interest or principal or any other sum due under the Loan Documents in accordance with the terms thereof.

    11.2 BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made.

    11.3 FALSITY OF INFORMATION. Any financial or other information delivered by Borrower to Bank proves to be false or misleading in any material respect.

    11.4 SECURITY INTEREST. Bank fails to have a valid and enforceable perfected security


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

interest in or lien on the Collateral or such security interest or lien fails to be prior to the rights and interest of others except those consented to in writing by Bank.

    11.5 FAILURE TO PAY DEBTS; VOLUNTARY BANKRUPTCY. Borrower or any Material Subsidiary fails to pay Borrower's or such Material Subsidiary's debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

    11.6 INVOLUNTARY BANKRUPTCY. An involuntary petition is filed under any bankruptcy or similar statute against Borrower or any Material Subsidiary, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of Borrower or any Material Subsidiary. Such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within thirty (30) days from the date of said filing or appointment; provided, however, that Bank shall not be obligated to extend any additional credit to Borrower during such period.

    11.7 SUITS. One or more suits are filed against Borrower or any Material Subsidiary by a trade creditor or trade creditors of Borrower or any Material Subsidiary in the aggregate amount of One Million Dollars ($1,000,000) or more.

    11.8 JUDGMENTS. One or more judgments or arbitration awards are entered against Borrower or any Material Subsidiary, or Borrower or any Material Subsidiary enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of One Million Dollars ($1,000,000) or more on a claim or claims not covered by insurance.

    11.9 SUSPENSION OF BUSINESS. Borrower or any Material Subsidiary voluntarily suspends its business for more than five (5) days in any thirty (30) day period.

    11.10 GOVERNMENTAL ACTION. Any Governmental Authority takes or institutes action which, in the opinion of Bank, will have a material adverse affect on the financial condition, operations or ability of Borrower to pay its obligations under this Agreement or any instrument or agreement required under this Agreement.

    11.11 DEFAULT OF OTHER FINANCIAL OBLIGATIONS. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which Borrower or any Material Subsidiary may be a party as borrower, guarantor or installment purchaser if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation.

    11.12 MISUSE OF COLLATERAL. Bank, in good faith, considers any Collateral to be unsafe or in danger of misuse to the extent that Bank's prospect of or right to payment or performance under this Agreement or any instrument or agreement required hereunder is materially impaired.

    11.13 DEFAULT OF OTHER BANK OBLIGATIONS. Any default occurs under any other obligation of Borrower or any Material Subsidiary to Bank or to any subsidiary or affiliate of Bank.

    11.14 MATERIAL ADVERSE CHANGE. A Material Adverse Change occurs in the financial condition or results of operations of Borrower or any Subsidiary, or a material change occurs in the ability of Borrower to perform its obligations under this Agreement or under any instrument or agreement required by this Agreement.




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

    11.15 ERISA PLAN TERMINATION. Any ERISA Plan termination or any full or partial withdrawal from an ERISA Plan occurs which could result in liability of Borrower to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of Bank, will have a material adverse effect on the financial condition of Borrower.

    11.16 CHANGE IN CONTROL. A Change in Control occurs regarding Borrower or any Material Subsidiary.

    11.17 OTHER BREACH UNDER AGREEMENT. Borrower breaches, or defaults under, any term, condition, covenant, provision, representation or warranty contained in this Agreement not specifically referred to in this Section; provided, however, that if in Bank's opinion such default is capable of being remedied, such default shall not be considered an Event of Default hereunder for a period of thirty (30) days after the date on which Bank gives written notice of such default to Borrower; it is further provided that, notwithstanding any other provision of this Agreement, Bank shall be under no obligation to extend additional credit under this Agreement following the occurrence of any default hereunder unless and until such default has been cured.

12. MISCELLANEOUS.

    12.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of Bank.

    12.2 CONSENTS AND WAIVERS. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

    12.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California.

    12.4 ADMINISTRATION COSTS. Borrower agrees to pay to Bank, on demand, all reasonable costs and expenses incurred by Bank in connection with the administration of this Agreement and any instrument or agreement required under this Agreement including, but not limited to, documentation, audit and filing costs.

    12.5 ATTORNEYS' FEES. Borrower agrees to pay to Bank, on demand, all reasonable costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement and preservation of any rights or remedies under this Agreement and any instrument or agreement required under this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

    12.6 INTEGRATION. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with


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

respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

    12.7 PARTICIPATION. Bank may at any time sell, assign, grant participation in, or otherwise transfer to any other person, firm, or corporation (a "Participant") all or part of the obligations of Borrower under this Agreement. Borrower agrees that each such disposition will give rise to a direct obligation of Borrower to the Participant. Borrower authorizes Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of Borrower which may be in the hands of Bank or such Participant, respectively. Borrower authorizes Bank to disclose to any prospective Participant and any Participant any and all information in Bank's possession concerning Borrower, this Agreement and the Collateral. Borrower will not be required to pay any additional loan fee, placement fee or agency fee in connection with the syndication of this credit.

    12.8 INDEMNIFICATION. Borrower agrees to indemnify Bank against, and hold Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating Borrower's sales to or performance of services for receivable debtors and disclosures in connection therewith. The provisions of this Section shall survive termination of this Agreement.

    12.9 HAZARDOUS WASTE INDEMNIFICATION. Borrower shall indemnify and hold harmless Bank, its parent company, subsidiaries and all of their directors, officers, employees agents, successors, attorneys and assigns from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance on, under or about Borrower's or any Subsidiary's property or operations or property leased to Borrower or any Subsidiary, including, but not limited to, attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). For purposes of this Agreement, "Hazardous Substance" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity shall survive termination of this Agreement.

    12.10 ARBITRATION; REFERENCE PROCEEDING.

          (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S.
Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.



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

          (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

          (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 ET SEQ. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

          (d) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

    12.11 NOTICES. All notices required hereunder shall be delivered by certified mail return receipt requested, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing.

    12.12 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    12.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.











                     [SIGNATURE PAGE CONTINUES ON FOLLOWING PAGE]

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

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Bank of America National Trust and   Safeguard Health Enterprises, Inc., a
Savings Association                  Delaware corporation


By:  KEN JAMESON                     By:     STEVEN J. BAILEYS, D.D.S.
   -------------------------------      ---------------------------------------

Typed Name: Ken Jameson              Typed Name: Steven J. Baileys, D.D.S.
           -----------------------              -------------------------------
Title:  Vice President               Title: President and Chief Operating Ofcr.
        --------------------------          -----------------------------------

By: N/A                              By:   RONALD I. BRENDZEL, J.D.
   -------------------------------      ---------------------------------------
Typed Name:                          Typed Name:  Ronald I. Brendzel, J.D.
           -----------------------              -------------------------------
Title:                               Title: Sr. Vice President and Secretary
      ----------------------------         ------------------------------------



Address where notices to Bank are    Address where notices to Borrower are
to be sent:                          to be sent:
Bank of America National Trust and   Safeguard Health Enterprises, Inc.
Savings Association                  505 North Euclid
c/o North Orange County Commercial   Anaheim, CA 92801
Banking Office #1456                 Attention:  Ronald I. Brendzel, Esq.
300 South Harbor Blvd.
Anaheim, CA 92805
Attention:  Martin Roblee, Vice
President                             With a copy to:
                                      Gibson, Dunn & Crutcher
                                      4 Park Plaza, Suite 1700
With a copy to:                       Irvine, CA 92714
Bank of America National Trust and    Attention:  Walter L. Schindler, Esq.
Savings Association
Legal Department #4017
555 South Flower St., Suite 800
Los Angeles, CA 90071
Attention:  John S. Barry, Esq.




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